Exhibit 99.1

For Immediate Release Contact: Cindy McCann VP of Investor Relations 512.542.0204

Whole Foods Market Reports Third Quarter Results;
Company Announces Conservative Growth and Fiscal Strategy Over the Short Term,
Remains Bullish on Long-Term Growth Prospects

AUSTIN, Texas, Aug. 5 /PRNewswire-FirstCall/ — Whole Foods Market, Inc. (Nasdaq: WFMI) today reported results for the 12-week third quarter ended July 6, 2008. Sales increased 21.6% to approximately $1.8 billion. Comparable store sales increased 2.6%, and identical store sales, excluding two relocated stores and two major expansions, increased 1.9%. Net income was approximately $33.9 million, and diluted earnings per share were $0.24. The Company estimates the negative impact on net income from Wild Oats was approximately $4.9 million, or $0.03 per diluted share, in the quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were approximately $122 million, and earnings before interest, taxes, depreciation and other non-cash expenses (“EBITANCE”) were approximately $135 million. Approximately $71 million relating to depreciation and amortization, share-based payments, LIFO and deferred rent was expensed for accounting purposes but was non-cash.

“Our business model has been highly successful, and we remain very bullish on our growth prospects as the market for natural and organic products continues to grow and as our company continues to evolve; however, the challenging economic environment appears to be negatively impacting our sales,” said John Mackey, chairman, chief executive officer, and co-founder of Whole Foods Market. “This, combined with our commitment to maintaining financial flexibility and investing prudently in our long-term growth, has led us to take a more conservative approach to our growth and business strategy over the short term.”

The key components of this strategy are as follows:

▪
The Company is reducing the number of stores expected to open in fiscal year 2009 to approximately 15 and has cut all discretionary capital expenditure budgets not related to new stores by 50%. The Company is committed to actively managing its capital expenditures and does not intend to access the capital markets for additional funding in the foreseeable future;

▪	the Company has already implemented certain cost containment measures for the remainder of this fiscal year and expects G&A expenses of approximately 3.2% of sales in fiscal year 2009; and
▪	the Company is suspending its quarterly cash dividend for the foreseeable future.

“We have not undertaken any of these difficult decisions lightly,” said Mr. Mackey. “We are committed to improving our financial results and believe these proactive steps are necessary to manage through the current challenging environment, enabling us to emerge stronger and better positioned to realize our growth potential and fulfill our long-term mission and core values.”

During the quarter, the Company produced approximately $110 million in cash flow from operations and received approximately $2 million in proceeds from the exercise of stock options. Capital expenditures were approximately $125 million of which approximately $110 million related to new stores and approximately $8 million related to Wild Oats stores. In addition, the Company paid approximately $28 million in cash dividends to shareholders. At the end of the quarter, the Company had total debt of approximately $840 million, including $106 million drawn on its credit line. The Company increased its credit line to $350 million during the third quarter and currently has $123 million available on the facility.

Whole Foods Market, Inc.     550 Bowie St.     Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

For the 40-week period ended July 6, 2008, sales increased 27.2% to $6.2 billion. Comparable store sales increased 6.4%, and identical store sales, excluding five relocated stores and three major expansions, increased 4.9%. Net income was approximately $113.0 million, and diluted earnings per share were $0.81. The Company estimates the negative impact on net income from Wild Oats was approximately $25.3 million, or $0.18 per diluted share. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were approximately $403 million year to date, and earnings before interest, taxes, depreciation and other non-cash expenses (“EBITANCE”) were approximately $446 million. Year to date, approximately $233 million relating to share-based payments, depreciation and amortization, LIFO and deferred rent was expensed for accounting purposes but was non-cash.

Year to date, the Company has produced approximately $267 million in cash flow from operations and has received approximately $18 million in proceeds from the exercise of stock options. Capital expenditures were approximately $392 million of which $283 million related to new stores and approximately $25 million related to Wild Oats stores. In addition, the Company has paid approximately $81 million in cash dividends to shareholders.

Additionally, the Board of Directors has increased the Company's stock repurchase authorization by $100 million, bringing the total current authorization to $200 million.

Results Excluding the Impact of Wild Oats
The following information excludes the estimated quantifiable impact of acquired operations.

The following table shows the Company's growth in sales, comparable store sales, and ending square footage year to date compared to its historical five-year ranges and averages. The table also shows the Company's year-to-date results for certain line items as a percentage of sales compared to its historical five-year ranges and averages, and the percentage of sales from identical as well as new and relocated stores year to date compared to its historical five-year ranges and averages. The Company believes this is relevant information as new and relocated stores tend to have lower gross profit and higher direct store expenses as a percentage of sales, resulting in a lower store contribution than identical stores. Where applicable, historical percentages have been adjusted to exclude Hurricane Katrina charges and credits, as well as share-based payments expense incurred in fiscal year 2005 related to the Company's September 2005 accelerated vesting of stock options.

	FY03-FY07 Range		FY03-FY07	FY08
	Low	High	Average	YTD
Sales growth	13.2%	22.8%	18.8%	15.1%
Comparable store sales growth	7.1%	14.9%	10.9%	6.4%
Identical store sales growth	5.8%	14.5%	10.0%	4.9%
Ending square footage growth	10%	18%	13%	15%

Gross profit	34.2%	35.1%	34.8%	34.7%
Direct store expenses	25.2%	26.0%	25.6%	26.3%
Store contribution	8.9%	9.6%	9.3%	8.4%
G&A expenses	3.1%	3.2%	3.2%	3.5%

Percent of sales from identical stores	89%	91%	90%	88%
Percent of sales from new & relocated stores	7%	9%	8%	10%

For the third quarter, sales increased 10.5% to approximately $1.7 billion. Gross profit decreased 82 basis points from the prior year to 34.7% of sales. The LIFO charge was approximately $2.7 million versus $2.1 million in the prior year. Direct store expenses increased 29 basis points to 26.4% of sales. Store contribution decreased 111 basis points to 8.4% of sales from 9.5% of sales last year.

Whole Foods Market, Inc.     550 Bowie St.     Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

For stores in the identical store base, gross profit decreased 48 basis points to 35.2% of sales against a difficult year-ago comparison of 35.6%. Direct store expenses improved 26 basis points to 25.8% of sales due primarily to leverage in wages and share-based payments expense, which was partially offset by an increase in health care costs as a percentage of sales. Store contribution decreased 22 basis points to 9.4% of sales.

G&A expenses increased 28 basis points to 3.5% of sales largely due to the costs of integrating and supporting the Wild Oats stores, as well as front-loaded G&A expenditures to support expected future growth.

Excluding the estimated quantifiable impact of the Wild Oats acquisition as discussed in the following section, adjusted net income was approximately $38.8 million, and adjusted diluted earnings per share were $0.28.

Additional information on the quarter for comparable stores, identical stores and all stores is provided in the following table.

Comparable Stores	Comps	NOPAT ROIC (1)	# of Stores	Average Size	Total Square Feet

Over 11 years old (15.1 years old, s.f. weighted)	1.6%	84%	67	28,400	1,904,500
Between eight and 11 years old	-1.5%	57%	31	33,800	1,049,100
Between five and eight years old	1.6%	42%	39	34,100	1,331,300
Between two and five years old	4.6%	24%	40	45,500	1,821,200
Less than two years old (includes two relocations)	10.8%	1%	18	59,500	1,071,600

All comparable stores (7.7 years old, s.f. weighted)	2.6%	36%	195	36,800	7,177,700
All identical stores (7.7 years old, s.f. weighted)	1.9%	37%	191	36,400	6,957,000
All stores excluding Wild Oats (6.8 years old, s.f. weighted)		27%	214	38,200	8,176,300

(1) Reflects only store-level capital and NOPAT, including pre-opening expense.

Estimated Impact of Wild Oats on the Quarter and Fiscal Year
Sales at the Wild Oats stores in operation during the third quarter were $168.3 million, or 9.1% of total sales. The Company closed six Wild Oats stores during the quarter, two of which were in connection with the opening of new Whole Foods Market stores, and re-opened one Wild Oats store that had been closed for a major renovation. Sales for the 57 continuing stores were $164.2 million in the third quarter, and comparable store sales growth was 5.4%.

“We continue to be very pleased with the sales trends we are seeing at the Wild Oats stores. In the third quarter, comparable store sales increased 5.4%, and we have seen a 7.2% increase for the first four weeks of the fourth quarter,” said Mr. Mackey. “In the 38 stores we have re-branded thus far, we have seen sales growth double from 6% before re-branding to 12% after.”

As highlighted in the following table, the Company estimates the negative impact on net income from Wild Oats in the quarter was approximately $4.9 million, or $0.03 per diluted share. This estimate excludes unquantifiable synergies and costs in the core business.

Dilutive Impact of Wild Oats	(In millions, except per share amount)
Store contribution/(loss) from 57 continuing locations	$3.3	(1)
Store contribution/(loss) from six locations closed during the quarter	(0.8)
G&A expenses – amortization of acquired intangibles and other misc. G&A expenses	(1.9)	(2)
Accretion of store closure reserve, and other store closure costs	(1.0)	(3)
Interest expense related to term loan	(7.8)	(3)
Total pre-tax impact	$(8.2)
Total after-tax impact	(4.9)
Impact per diluted share	$(0.03)

Whole Foods Market, Inc.     550 Bowie St.     Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

(1) This reflects a store contribution of 2.0% of sales, a decline of 25 basis points from the second quarter due to an increase in salaries and benefits as a percentage of sales which was partially offset by an improvement in gross margin.
(2) This expense will be ongoing through the end of fiscal year 2008. Additionally, the Wild Oats home office in Boulder has become the home office for the Company's Rocky Mountain region. Beginning in the third quarter, the Company began recording rent and other expenses associated with that office as global and regional G&A expenses rather than as expenses associated directly with the Wild Oats merger.
(3) This will be an ongoing expense through fiscal year 2008 and beyond.

On July 29, 2008, the United States Court of Appeals for the District of Columbia, in a split decision, reversed the denial of the Federal Trade Commission's (FTC) request for an injunction regarding the Company's acquisition of Wild Oats and remanded the case to the U.S. District Court for further evidentiary proceedings. Whole Foods Market is disappointed with this decision, as customers and Team Members have already received many benefits from this merger. The Company is evaluating its legal options, which include seeking review by the entire Court of Appeals. While the Company disagrees with the reversal of the lower court decision denying the FTC's request for a preliminary injunction, the decision acknowledges that neither the Court nor the FTC has found the merger to be unlawful.

United Kingdom Operations
The Company operates six stores in the U.K., five of which were acquired and one store in Kensington which the Company opened last June. Over the last four quarters, these six stores, including the regional office G&A infrastructure, had pre-tax operating losses of approximately $18.4 million, or $0.09 per diluted share. The Company is focused on improving future results in the U.K. and expects to reduce its pre-tax operating losses to
$13 million in fiscal year 2009, $7 million in fiscal year 2010, and to approach break even in fiscal year 2011.

“We initially lost money when we entered into Canada as well; however, our stores there continue to grow and improve each year and are now very profitable, earning $14.6 million before taxes, or $0.07 per diluted share, over the last four quarters,” said Mr. Mackey. “We believe the long-term growth potential in the U.K. is much greater than in Canada. We are carefully evaluating all aspects of our operations in the U.K., with the intent to improve our results over the short term and deliver strong returns over the long term.”

Growth and Development
In the third quarter, the Company opened four new stores in Hillsboro, OR; Orlando, FL; St. Louis, MO; and Reno, NV and re-opened a remodeled Wild Oats store in Medford, MA. The Company also closed six Wild Oats stores, two in connection with the opening of new Whole Foods Market stores. The Company ended the quarter with 271 stores totaling 9.6 million square feet. Subsequent to the close of the quarter, the Company opened two new stores in New York City, NY and Naperville, IL and closed one store in Rochester Hills, MI which will relocate to another Rochester Hills location tomorrow.

The Company recently signed two new store leases averaging 46,000 square feet in size in New York City, NY and Fairview, TX (a Dallas suburb). The Company also terminated five leases in development totaling approximately 244,000 square feet for stores scheduled to open in fiscal year 2009 and beyond. In addition, since announcing in the third quarter of 2007 the Company's intent to decrease the size of several leases in development, the Company has downsized eight leases by an average of 9,000 square feet each.

Whole Foods Market, Inc.     550 Bowie St.     Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

The following table provides additional information about the Company's store openings last fiscal year and thus far in fiscal year 2008, leases currently tendered but not opened, and total development pipeline for stores scheduled to open through fiscal year 2012. For accounting purposes, a store is considered tendered on the date the Company takes possession of the space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion. The average tender period, or length of time between tender date and opening date, will vary depending on several factors, one of which is the number of acquired leases, ground leases and owned properties in development, all of which generally have longer tender periods than standard operating leases.

New Store Information	Stores Opened FY07		Stores Opened FY08 YTD		Current Leases Tendered	Current Leases Signed(1)

Number of stores (including relocations)	21		14		20	80
Number of relocations	5		0		5	18
Number of lease acquisitions, ground leases and owned properties	4		4		7	10
New markets	3		0		4	14
Average store size (gross square feet)	56,500		54,400		47,600	51,000
As a percentage of existing store average size	167%		153%		134%	143%
Total square footage	1,185,800		761,500		952,000	4,135,000
As a percentage of existing square footage	13%		8%		10%	43%
Average tender period in months	8.8		10.0
Average pre-opening expense per store (incl. rent)	$2.6 mil	(2)	$2.3 mil	(3)
Average pre-opening rent per store	$0.9 mil	(2)	$0.9 mil	(3)
Average development cost (excl. pre-opening)	$15.1 mil	(2)
Average development cost per square foot	$278	(2)

(1) Includes leases tendered
(2) Excludes Kensington in London, England
(3) For stores opened in Q1-Q3 of fiscal 2008

Growth Goals for Fiscal Year 2008
The Company notes that fiscal year 2008 is a 52-week year comparing against 53 weeks last year, with the extra week last year falling in the fourth quarter, making it a thirteen-week quarter.

For the first four weeks of the fourth quarter ended August 3, 2008, comparable store sales increased 1.5%, and identical store sales grew 0.9%. Comparable sales at the 57 continuing Wild Oats stores increased 7.2% over the same period. If the Company's comparable store sales growth for the fourth quarter is in line with or slightly below its quarter-to-date results, this would result in comparable store sales growth for fiscal year 2008 of approximately 5%. Total sales growth, on a 52-week to 52-week basis, would be approximately 12% for the fourth quarter and approximately 23% for the fiscal year. The Company notes that sales in the fourth quarter last year included five weeks of the continuing Wild Oats stores, all subsequently closed Wild Oats stores, and the divested Henry's and Sun Harvest stores.

The Wild Oats stores will only be included in the comparable store base for the last four weeks of the fourth quarter and consequently are not expected to have a material impact on the Company's overall comparable store sales growth for the quarter.

In addition to the two stores that have opened so far in the fourth quarter, five to six additional stores are expected to open in the quarter, two of which are relocations.

Whole Foods Market, Inc.     550 Bowie St.     Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

The Company now expects a year-over-year decline in store contribution as a percentage of sales in the fourth quarter similar in magnitude to the 174 basis point decline in the third quarter.

The Company has already implemented certain cost containment measures and expects G&A in the fourth quarter to be in line with the $61 million reported in the third quarter.

The Company expects non-cash share-based payments expense of approximately $3 million to $4 million in the fourth quarter.

The Company expects total pre-opening and relocation costs in the range of $20 million to $22 million for the fourth quarter, bringing the full year to $70 million to $72 million, at the low end of the Company's prior guidance of $70 million to $80 million.

The Company expects interest expense, net of investment and other income, in the range of $8 million to $9 million in the fourth quarter, resulting in a range of $31 million to $32 million for the full year, below the Company's prior guidance of $35 million to $40 million due primarily to lower average interest rates throughout the year.

Based on these assumptions, the Company expects diluted earnings per share in the range of $0.13 to $0.15 for the fourth quarter, bringing the full year to $0.93 to $0.95 per share. The Company expects EBITDA of $98 million to $102 million for the fourth quarter, resulting in a range of $501 million to $505 million for the fiscal year. The Company expects EBITANCE of $113 million to $117 million in the fourth quarter, resulting in a range of $559 million to $563 million for the fiscal year.

The Company expects capital expenditures in the range of $160 million to $165 million in the fourth quarter, resulting in a range of $552 million to $557 million for the full fiscal year. This is below the Company's prior fiscal-year guidance of $575 million to $625 million due primarily to certain measures implemented in the third quarter to reduce discretionary capital expenditures not related to new stores.

Goals for Fiscal Year 2009
While the uncertain economic outlook makes it difficult to predict future sales results, the Company is providing the following preliminary assumptions and expectations for fiscal year 2009. The Company expects to update this guidance in its fourth quarter earnings announcement in early November.

Assuming no dramatic change in economic trends, the Company expects total sales growth in fiscal year 2009 of 6% to 10%. The Company expects comparable store sales growth of 1% to 5%, identical store sales growth of 0% to 4%, and approximately 15 new store openings, approximately six of which are relocations.

The Company has committed to significant cost reductions and expects G&A expenses of approximately 3.2% of sales in fiscal year 2009.

The Company expects total pre-opening and relocation costs in the range of $50 million to $60 million versus the $70 million to $72 million expected in fiscal year 2008. Approximately half of this amount relates to pre-opening rent (primarily non-cash) for stores scheduled to open in fiscal year 2010 and beyond.

Assuming no significant change in interest rates, the Company expects interest expense, net of investment and other income, in the range of $35 million to $40 million in fiscal year 2009 versus the $31 million to
$32 million expected in fiscal year 2008.

Based on these assumptions, the Company expects diluted earnings per share in the range of $1.08 to $1.14 in fiscal year 2009, including approximately $0.07 to $0.09 per share in dilution from Wild Oats and approximately $0.06 per share in dilution from the Company's U.K. operations. The Company expects EBITDA in the range of $560 million to $580 million and EBITANCE in the range of $625 million to $650 million in fiscal year 2009.

Whole Foods Market, Inc.     550 Bowie St.     Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

The Company is committed to managing its capital expenditures and does not intend to access the capital markets for additional funding in the foreseeable future. Capital expenditures in fiscal year 2009 are expected to be in the range of $400 million to $450 million compared to the $552 million to $557 million in capital expenditures expected in fiscal year 2008.

About Whole Foods Market
Founded in 1980 in Austin, Texas, Whole Foods Market (http://www.wholefoodsmarket.com) is the world's leading natural and organic foods supermarket and America's first national certified organic grocer. In fiscal year 2007, the Company had sales of $6.6 billion and currently has 272 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs more than 50,000 Team Members and has been ranked for eleven consecutive years as one of the "100 Best Companies to Work For" in America by FORTUNE magazine.

Forward-looking statements
The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general business conditions, the successful integration of acquired businesses into our operations, changes in overall economic conditions that impact consumer spending, the impact of competition, changes in the Company's access to available capital, the successful resolution of ongoing FTC matters, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market's report on Form 10-K for the fiscal year ended September 30, 2007. Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT. The dial-in number is 1-800-862-9098, and the conference ID is "Whole Foods." A simultaneous audio webcast will be available at http://www.wholefoodsmarket.com.

Whole Foods Market, Inc.     550 Bowie St.     Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Twelve weeks ended		Forty weeks ended
	July 6,	July 1,	July 6,	July 1,
	2008	2007	2008	2007
Sales	$1,841,242	$1,514,420	$6,164,993	$4,848,361
Cost of goods sold and occupancy costs	1,208,495	976,130	4,054,290	3,154,840
Gross profit	632,747	538,290	2,110,703	1,693,521
Direct store expenses	490,188	394,713	1,631,466	1,256,805
Store contribution	142,559	143,577	479,237	436,716
General and administrative expenses	60,689	49,003	215,759	150,591
Operating income before pre-opening and relocation	81,870	94,574	263,478	286,125
Pre-opening expenses	15,773	13,719	41,019	40,717
Relocation costs	2,008	1,276	8,770	6,196
Operating income	64,089	79,579	213,689	239,212
Interest expense	(8,094)	(24)	(28,113)	(31)
Investment and other income	1,495	2,223	5,430	8,837
Income before income taxes	57,490	81,778	191,006	248,018
Provision for income taxes	23,571	32,711	77,984	99,207
Net income	$33,919	$49,067	$113,022	$148,811

Basic earnings per share	$0.24	$0.35	$0.81	$1.06
Weighted average shares outstanding	140,231	140,061	139,766	140,411

Diluted earnings per share	$0.24	$0.35	$0.81	$1.05
Weighted average shares outstanding, diluted basis	140,322	141,250	140,308	142,366

Dividends declared per share	$0.20	$0.18	$0.60	$0.69

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows (in thousands, except per share amounts):

	Twelve weeks ended		Forty weeks ended
	July 6,	July 1,	July 6,	July 1,
	2008	2007	2008	2007
Net income (numerator for basic earnings per share)	$33,919	$49,067	$113,022	$148,811
Interest on 5% zero coupon convertible subordinated debentures, net of income taxes	18	19	61	77
Adjusted net income (numerator for diluted earnings per share)	$33,937	$49,086	$113,083	$148,888
Weighted average common shares outstanding (denominator for basic earnings per share)	140,231	140,061	139,766	140,411
Potential common shares outstanding:
Assumed conversion of 5% zero coupon convertible subordinated debentures	91	97	92	122
Assumed exercise of stock options	-	1,092	450	1,833
Weighted average common shares outstanding and potential additional common shares outstanding (denominator for diluted earnings per share)	140,322	141,250	140,308	142,366

Basic earnings per share	$0.24	$0.35	$0.81	$1.06
Diluted earnings per share	$0.24	$0.35	$0.81	$1.05

Whole Foods Market, Inc.   550 Bowie St.   Austin, Texas 78703
512.477.5566   fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
July 6, 2008 and September 30, 2007
(In thousands)

Assets
	2008	2007
Current assets:
Cash and cash equivalents	$24,917	$-
Restricted cash	2,367	2,310
Accounts receivable	127,618	105,209
Proceeds receivable for divestiture	-	165,054
Merchandise inventories	316,086	288,112
Prepaid expenses and other current assets	35,538	40,402
Deferred income taxes	73,231	66,899
Total current assets	579,757	667,986
Property and equipment, net of accumulated depreciation and amortization	1,847,178	1,666,559
Goodwill	684,027	668,850
Intangible assets, net of accumulated amortization	81,987	97,683
Deferred income taxes	112,110	104,877
Other assets	10,439	7,173
Total assets	$3,315,498	$3,213,128

Liabilities And Shareholders' Equity
	2008	2007
Current liabilities:
Current installments of long-term debt and capital lease obligations	$372	$24,781
Accounts payable	179,749	225,728
Accrued payroll, bonus and other benefits due team members	201,124	181,290
Dividends payable	28,057	25,060
Other current liabilities	305,189	315,491
Total current liabilities	714,491	772,350
Long-term debt and capital lease obligations, less current installments	840,093	736,087
Deferred lease liabilities	189,664	152,552
Other long-term liabilities	66,424	93,335
Total liabilities	1,810,672	1,754,324
Shareholders' equity:
Common stock, no par value, 300,000 shares authorized; 140,286 and 143,787 shares issued; 140,285 and 139,240 shares outstanding in 2008 and 2007, respectively	1,062,546	1,232,845
Common stock in treasury, at cost	-	(199,961)
Accumulated other comprehensive income	4,360	15,722
Retained earnings	437,920	410,198
Total shareholders' equity	1,504,826	1,458,804
Commitments and contingencies
Total liabilities and shareholders' equity	$3,315,498	$3,213,128

Whole Foods Market, Inc.   550 Bowie St.   Austin, Texas 78703
512.477.5566   fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
July 6, 2008 and July 1, 2007
(In thousands)

	Forty weeks ended
	July 6,	July 1,
	2008	2007
Cash flows from operating activities:
Net income	$113,022	$148,811
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	189,386	137,643
Loss on disposition of assets	2,823	3,562
Share-based payments expense	7,599	10,687
Deferred income tax benefit	(6,693)	(13,553)
Excess tax benefit related to exercise of team member stock options	(5,162)	(11,609)
Deferred lease liabilities	35,044	9,950
Other	6,240	6,507
Net change in current assets and liabilities:
Accounts receivable	(22,382)	3,066
Merchandise inventories	(36,006)	(42,278)
Prepaid expense and other current assets	1,240	2,828
Accounts payable	(49,335)	16,128
Accrued payroll, bonus and other benefits due team members	19,144	11,976
Other current liabilities	16,990	17,460
Net change in other long-term liabilities	(4,719)	807
Net cash provided by operating activities	267,191	301,985
Cash flows from investing activities:
Development costs of new store locations	(282,529)	(272,923)
Other property and equipment expenditures	(109,671)	(109,937)
Proceeds from hurricane insurance	1,500	-
Acquisition of intangible assets	(1,502)	(22,351)
Purchase of available-for-sale securities	(194,316)	(270,206)
Sale of available-for-sale securities	194,316	440,818
Decrease (increase) in restricted cash	(57)	57,785
Payment for purchase of acquired entities, net of cash	(20,130)	(3,841)
Proceeds from divestiture, net	163,913	-
Other investing activities	(3,175)	(451)
Net cash used in investing activities	(251,651)	(181,106)
Cash flows from financing activities:
Dividends paid	(81,015)	(71,711)
Issuance of common stock	18,019	47,742
Purchase of treasury stock	-	(99,997)
Excess tax benefit related to exercise of team member stock options	5,162	11,609
Proceeds from long-term borrowings	174,000	-
Payments on long-term debt and capital lease obligations	(107,050)	(65)
Other financing activities	261
Net cash provided by (used in) financing activities	9,377	(112,422)
Net change in cash and cash equivalents	24,917	8,457
Cash and cash equivalents at beginning of period	-	2,252
Cash and cash equivalents at end of period	$24,917	$10,709

Supplemental disclosure of cash flow information:
Interest paid	$33,230	$232
Federal and state income taxes paid	$85,119	$107,926
Non-cash transactions:
Conversion of convertible debentures into common stock	$154	$5,686

Whole Foods Market, Inc.     550 Bowie St.     Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands, except per share amounts)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Economic Value Added ("EVA"), Earnings before interest, taxes and non-cash expenses ("EBITANCE"), Earnings before interest, taxes, depreciation and amortization ("EBITDA") and consolidated results excluding the impact of the Wild Oats acquisition on adjusted diluted earnings per share in the press release as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. Management believes EBITANCE is a useful non-GAAP measure of financial performance, helping investors more meaningfully evaluate the Company's cash flow results by adjusting for certain non-cash expenses. These expenses include depreciation, amortization, non-cash share-based payments expense, deferred rent, and LIFO. Similar to EBITDA, this measure goes further by including other non-cash expenses, primarily those which have arisen since the use of EBITDA became common practice and because of accounting changes due to recent accounting pronouncements. Management uses EBITANCE as a supplement to cash flows from operations to assess the cash generated from our business available for capital expenditures and the servicing of other requirements including working capital. In addition, management uses these measures for reviewing the financial results of the Company and EVA for incentive compensation and capital planning purposes.

The following is a tabular reconciliation of the EVA non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended		Forty weeks ended
	July 6,	July 1,	July 6,	July 1,
EVA	2008	2007	2008	2007
Net income	$33,919	$49,067	$113,022	$148,811
Provision for income taxes	23,571	32,711	77,984	99,207
Interest expense and other	12,233	6,760	42,071	20,542
NOPBT	69,723	88,538	233,077	268,560
Income taxes (40%)	27,889	35,415	93,231	107,424
NOPAT	41,834	53,123	139,846	161,136
Capital charge	54,099	37,564	175,800	122,931
EVA	$(12,265)	$15,559	$(35,954)	$38,205

The following is a tabular presentation of the non-GAAP financial measures EBITDA and EBITANCE, including a reconciliation to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended		Forty weeks ended
	July 6,	July 1,	July 6,	July 1,
EBITDA and EBITANCE	2008	2007	2008	2007
Net income	$33,919	$49,067	$113,022	$148,811
Provision for income taxes	23,571	32,711	77,984	99,207
Interest expense, net	6,599	(2,199)	22,683	(8,806)
Income from operations	64,089	79,579	213,689	239,212
Depreciation and amortization	57,789	42,509	189,386	137,643
Earnings before interest, taxes, depreciation & amortization (EBITDA)	121,878	122,088	403,075	376,855
Non-cash expenses:
Share-based payments expense	2,247	4,168	7,599	10,687
LIFO expense	2,700	2,100	8,032	4,300
Deferred rent	8,529	6,846	27,584	9,318
Total non-cash expenses	13,476	13,114	43,215	24,305
Earnings before interest, taxes, and non-cash expenses (EBITANCE)	135,354	135,202	446,290	401,160
Weighted average shares outstanding, diluted basis	140,322	141,250	140,308	142,366
EBITANCE per share	$0.96	$0.96	$3.18	$2.82

Whole Foods Market, Inc.     550 Bowie St.     Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands, except per share amounts)

The following is a tabular presentation of the impact of Wild Oats operations, included in GAAP net income, and a reconciliation of the numerator of the adjusted diluted earnings per share non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks	Forty weeks
	ended	ended
	July 6,	July 6,
Dilutive Impact of Wild Oats	2008	2008
Adjustments to exclude impact of Wild Oats
Store contribution/(loss) from continuing locations	$3,311	$15,005
Store contribution/(loss) from closed locations	(812)	(4,530)
Accretion of store closing reserve, and other store closure costs	(1,016)	(4,236)
General and administrative expenses, miscellaneous	(504)	(14,748)
Interest expense related to the term loan agreement, net	(7,797)	(27,017)
Amortization expense related to acquired intangibles	(1,411)	(4,704)
Write-off of Wild Oats private label product	-	(2,505)
Total adjustments	(8,229)	(42,735)
Income taxes	(3,374)	(17,436)
Total adjustments, net of tax	(4,855)	(25,299)
Weighted average shares outstanding, diluted basis	140,322	140,308
Impact per share	$(0.03)	$(0.18)

Net income	$33,919	$113,022
Less: Adjustments to exclude impact of Wild Oats, net of tax	(4,855)	(25,299)
Adjusted net income	38,774	138,321
Weighted average shares outstanding, diluted basis	140,322	140,308
Earnings per share, adjusted	$0.28	$0.99

Whole Foods Market, Inc.     550 Bowie St.     Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com